Exhibit 33.1.5.1

MANAGEMENT’S ASSERTION ON COMPLIANCE

WITH REGULATION AB CRITERIA

February 26, 2007

SunTrust Bank (the “Asserting Party”) is responsible for assessing compliance with the servicing criteria set forth in Title 17, Section 229.1122(d)(2)(i), 229.1122(d)(4)(i) and 229.1122(d)(4)(ii) of the Code of Federal Regulations (the “CFR”) (the “Applicable Servicing Criteria”), for securitization transactions serviced by SunTrust Mortgage, Inc. occurring after December 31, 2005 (the “Platform”). The Asserting Party is not assessing compliance with any other criteria set forth in Section 229.1122(d) of the CFR.

The Asserting Party used the applicable criteria in paragraph (d) of Title 17, Section 229.1122 of the CFR to assess compliance with the Applicable Servicing Criteria.

The Asserting Party has concluded that it has complied, in all material respects, with the Applicable Servicing Criteria as of and for the twelve month period ending December 31, 2006 (the “Reporting Period”).

PricewaterhouseCoopers LLP, an independent registered public accounting firm, has issued an attestation report on the assessment of compliance with the Applicable Servicing Criteria for the Reporting Period as set forth in this assertion.

SUNTRUST BANK

Solely with respect to Section 229.1122(d)(4)(i) and 229.1122(d)(4)(ii)

By: /s/Rosealma T. Burton 2/26/07____

Name: Rosealma T. Burton

Title: First Vice President

SUNTRUST BANK

Solely with respect to Section 229.1122(d)(2)(i)

By: /s/Thomas E. Suarez 2/26/07 ______

Name: Thomas E. Suarez

Title: Vice President